Exhibit 3.1A

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BIGBAND NETWORKS, INC.

a Delaware corporation

BigBand Networks, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify that:

A. The name of the Corporation is BigBand Networks, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 3, 1998 under the Corporation’s previous name, Absolute Video, Inc.

B. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL, and restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation.

C. The text of the Certificate of Incorporation of this Corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of this corporation is BigBand Networks, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

The total number of shares of stock which the Corporation shall have authority to issue is 383,265,826 shares of capital stock, with (a) 250,000,000 shares of Common Stock, with a par value of $0.001 per share (the “Common Stock”), of which 215,000,000 shall be designated Class A Common Stock (the “Class A Common Stock”) and 35,000,000 shall be designated Class B Common Stock (the “Class B Common Stock”) (the Class A Common Stock and Class B Common Stock are sometimes referred to herein collectively as the “Common Stock”) and (b) 133,265,826 shares of Preferred Stock, with a par value of $0.01 per share (the “Preferred Stock”) of which 787,879 shares shall be designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”), 1,565,766 shares shall be designated Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred Stock”), 2,600,000 shall be designated Series A-2 Preferred Stock (the “Series A-2 Preferred Stock”), 6,990,214 shares shall be designated Series B Convertible Preferred Stock (the “Series B Preferred Stock”), 46,301,164 shares shall be designated Series C Convertible Preferred Stock (the

“Series C Preferred Stock”), 21,520,803 shares shall be designated Series D Convertible Preferred Stock (the “Series D Preferred Stock”), 27,500,000 shares shall be designated Series E-1 Convertible Preferred Stock (the “Series E-1 Preferred Stock”) 21,000,000 shares shall be designated as Series E-2 Convertible Preferred Stock (the “Series E-2 Preferred Stock” and collectively with the Series E-1 Preferred Stock, the “Series E Preferred Stock”) (the Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock are sometimes referred to herein collectively as the “Series Preferred Stock”), and 5,000,000 shares shall be undesignated Preferred Stock. All per share amounts and “Conversion Price” per share amounts contained herein have been appropriately adjusted to reflect all prior stock splits that have taken place prior to the date of filing.

The Board of Directors is further authorized, subject to the limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series of Preferred Stock, the number of which is fixed by it, subsequent to the issuance of shares then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Amended and Restated Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

A description of the respective classes of stock and a statement of the designations, preferences, voting powers (or no voting powers), relative, participating, optional or other special rights and privileges and the qualifications, limitations and restrictions of the Preferred Stock and Common Stock are as follows:

A.	COMMON STOCK

1. Relative Rights of Preferred Stock and Common Stock. All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.

2. Voting Rights. Except as otherwise required by law or this Certificate of Incorporation, each holder of Class A Common Stock shall have one vote in respect of each share of stock held by such stockholder of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation. The Class B Common Stock shall not be entitled to vote except as otherwise provided by law. Except as otherwise required by the DGCL or as set forth in this Certificate of Incorporation, any amendment or restatement thereof, or in any Certificate of Designation filed in accordance with the DGCL with respect to the designation of any series of Preferred Stock, the holders of Class A Common Stock and Preferred Stock shall vote together as a single class on all matters submitted to the stockholders for a vote. Notwithstanding the provisions of Section 242(b)(2) of the DGCL, the number of authorized shares of any or all of the Common Stock, Class A Common Stock and Class B Common Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation, with each such share being entitled to such number of votes per share as is provided in this Article IV.

3. Dividends. Subject to the preferential rights of the Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock. If and when dividends or distributions on the Class A Common Stock and Class B Common Stock are declared payable from time to time by the Board of Directors of the Corporation, whether payable in cash, in property or in securities of the Corporation, the holders of Class A Common Stock and Class B Common Stock shall be entitled to share equally, on a per share basis, in such dividends; provided, however, that dividends or other distributions payable on the Common Stock in capital stock shall be made (i) in Class B Common Stock to the record holders of Class A Common Stock and to the record holders of Class B Common Stock, (ii) in Class A Common Stock to the record holders of Class A Common Stock and in Class B Common Stock to the record holders of Class B Common Stock, or (iii) in any other authorized class or series of capital stock to the holders of both series of Common Stock.

4. Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, the holders of Common Stock shall be entitled to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively, unless otherwise provided by law or this Certificate of Incorporation, any amendment or restatement thereof, or in any Certificate of Designation filed in accordance with the DGCL with respect to the designation of any series of Preferred Stock.

5. Conversion of Class B Common Stock.

(a) Each share of Class B Common Stock shall automatically be converted into one share of Class A Common Stock upon the closing of a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of shares of Class A Common Stock (the “Class B Mandatory Conversion Date”). All holders of record of shares of Class B Common Stock shall be given ten (10) days written notice of the Class B Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Class B Common Stock pursuant to this Section 5. Such notice shall be sent by first class or registered mail, postage prepaid, to each record holder of Class B Common Stock at such holder’s address last shown on the records of the transfer agent for the Class B Common Stock (or the records of the Corporation, if it serves as its own transfer agent). Upon receipt of such notice, each holder of shares of Class B Common Stock shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Class A Common Stock to which such holder is entitled pursuant to this Section 5. On the Class B Mandatory Conversion Date, all outstanding shares of Class B Common Stock shall be deemed to have been converted into shares of Class A Common Stock. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. As soon as practicable after the Class B Mandatory Conversion Date and the surrender of the certificate or certificates for Class B Common Stock, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Class A Common Stock issuable on such conversion in accordance with the provisions hereof.

(b) At any time following registration of the Class A Common Stock pursuant to the Securities Exchange Act of 1934, as amended (or any successor act thereto) (the “Exchange Act”), each share of Class B Common Stock shall be convertible at the option of the holder thereof into one share of Class A Common Stock. In the event of a consolidation, merger, reorganization or other transaction described in Section C. 4(i), each share of Class B Common Stock shall be convertible at the option of the holder thereof into one share of Class A Common Stock immediately prior to the closing of the transaction so described in Section C. 4(i). In order to convert shares of Class B Common Stock into shares of Class A Common Stock the holder shall surrender the certificate or certificates for such shares of Class B Common Stock at the office of the transfer agent (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Class A Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent or the Corporation shall be the conversion date (the “Optional Class B Conversion Date”). The Corporation shall, as soon as practicable after the Optional Class B Conversion Date, issue and deliver at such office to such holder, or to his nominees, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled or in the event of a transaction described in Section C. 4(i), the Corporation shall instruct the surviving entity to directly issue to the holders of the Class B Common Stock the same securities as issued to the holders of the Class A Common Stock in such transaction.

(c) The Corporation shall at all times when the Class B Common Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Class B Common Stock, such number of its duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Class B Common Stock.

(d) All shares of Class B Common Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices, shall immediately cease and terminate, except only the right of the holders thereof to receive shares of Class A Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon. Any shares of Class B Common Stock so converted shall be retired and canceled and shall not be reissued as shares of such class, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Class B Common Stock accordingly.

6. Splits, Subdivisions, etc. If the Corporation shall in any manner split, subdivide or combine the outstanding Class A Common Stock or Class B Common Stock, the outstanding shares of the other such series of Common Stock shall be proportionally split, subdivided or combined in the same manner and on the same basis as the outstanding shares of the other series of Common Stock have been split, subdivided or combined.

B.	PREFERRED STOCK

The Preferred Stock may be issued in one or more series at such time or times and for such consideration or considerations as a majority of the Board of Directors of the Corporation may determine. Each series of Preferred Stock shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. Except as otherwise provided in this Certificate of Incorporation, different series of Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by classes.

The Board of Directors of the Corporation is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more series, each with such designations, preferences, voting powers (or no voting powers), relative, participating, optional or other special rights and privileges and such qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions adopted by the Board of Directors of the Corporation to create such series, and a certificate of said resolution or resolutions shall be filed in accordance with the DGCL. The authority of the Board of Directors of the Corporation with respect to each such series shall include, without limitation of the foregoing, the right to provide that the shares of each such series may:

(i) have such distinctive designation and consist of such number of shares;

(ii) be subject to redemption at such time or times and at such price or prices;

(iii) be entitled to the benefit of a retirement or sinking fund for the redemption of such series on such terms and in such amounts;

(iv) be entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series;

(v) be entitled to such rights upon the voluntary or involuntary liquidation, dissolution or winding up the affairs of, or upon any distribution of the assets of, the Corporation in preference to, or in such relation to, any other class or classes or any other series of stock;

(vi) be convertible into, or exchangeable for, shares of any other class or classes or any other series of stock of the Corporation at such price or prices or at such rates of exchange and with such adjustments, if any;

(vii) be entitled to the benefit of such conditions, limitations or restrictions, if any, on the creation of indebtedness, issuance of additional shares of such series or shares of any other series of Preferred Stock, the amendment of this Certificate of Incorporation or the Corporation’s By-Laws, the payment of dividends or the making of other distributions on, or the purchase, redemption or other acquisition by the Corporation of, any other class or classes or series of stock; or

(viii) be entitled to such other preferences, powers, qualifications, rights and privileges, all as the Board of Directors of the Corporation may deem advisable and as are not inconsistent with law and the provisions of this Certificate of Incorporation.

C.	SERIES A CONVERTIBLE PREFERRED STOCK, SERIES A-1 CONVERTIBLE PREFERRED STOCK, SERIES A-2 CONVERTIBLE PREFERRED STOCK, SERIES B CONVERTIBLE PREFERRED STOCK, SERIES C CONVERTIBLE PREFERRED STOCK, SERIES D CONVERTIBLE PREFERRED STOCK AND SERIES E CONVERTIBLE PREFERRED STOCK

1.	Dividends

The holders of the Series Preferred Stock shall be entitled, when, as and if declared by the Board of Directors of the Corporation, to dividends out of the Corporation’s assets legally available therefor at the annual rate of (i) $0.1056 per share of Series A Preferred Stock, (ii) $0.16 per share of Series A-1 Preferred Stock, (iii) $0.16 per share of Series A-2 Preferred Stock, (iv) $1.28 per share of Series B Preferred Stock, (v) $0.2112 per share of Series C Preferred Stock and (vi) $0.224 per share of Series D Preferred Stock, and (vii) $0.3492 per share of Series E Preferred Stock. No dividends shall be declared or paid upon the Common Stock or any stock of the Company other than Series Preferred Stock (“Junior Stock”) in any fiscal year of the Corporation unless at the same time an equivalent amount of dividends (on an as-converted basis) shall have been paid to or declared and set apart for payment to all shares of Series Preferred Stock at such annual rate for such fiscal year of the Corporation. After the holders Series Preferred Stock have received their dividend preference as set forth above, the holders of Series Preferred Stock and Common Stock shall be entitled, when, as and if declared by the Board of Directors of the Corporation, to dividends out of the Corporation’s assets legally available therefor; provided, however, that no such dividends may be declared or paid on any shares of Series Preferred Stock unless at the same time an equivalent dividend (at the same rate per share) is declared and paid on all outstanding shares of Series Preferred Stock. The right to dividends on shares of the Series Preferred Stock or Common Stock shall not be cumulative, and no right shall accrue to holders of Series Preferred Stock or Common Stock by reason of the fact that dividends on said shares are not declared in any prior period. In the event dividends are paid on any share of Common Stock, an additional dividend shall be paid with respect to all outstanding shares of Series Preferred Stock in an amount equal per share (on an as-if-converted to Common Stock basis) in the amount paid or set aside for each share of Common Stock) to the amount paid or set aside for each share of Common Stock. The provisions of this Section 1 shall not, however, apply to (i) a dividend payable in Common or Junior Stock for which there is anti-dilution protection for the Series Preferred Stock pursuant to Section 4(e) or 4(f), (ii) the acquisition of shares of any Junior Stock in exchange for shares of any other Junior Stock for which there is anti-dilution protection for the Series Preferred Stock pursuant to Section 4, or (iii) any repurchase of any outstanding securities of the Corporation that is approved by the Company’s Board of Directors (which approval must include at least two (2) of the directors designated solely by the holders of Series Preferred Stock as provided by any agreement to which the Company and certain of its stockholders are party).

2.	Liquidation, Dissolution or Winding Up

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, all the assets of the Corporation available for distribution among the holders shall be distributed to them in the following order and preference:

(a) Each holder of Series E Preferred Stock then outstanding shall be entitled to a per share distribution to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock (collectively, “Junior Preferred Stock”), the Series C Preferred Stock, the Series D Preferred Stock or Junior Stock, by reason of their ownership thereof, an amount equal to the Original Issue Price, as defined below, paid for such shares of Series E Preferred Stock, plus any declared but unpaid dividends thereon. In the event that the assets of the Corporation available for distribution shall be insufficient to make such per share distributions, all of such assets shall be distributed among the holders of the Series E Preferred Stock in proportion to the full preference such holders would otherwise be entitled to receive;

(b) In the event that the assets of the Corporation available for distribution shall equal or exceed the amount necessary to pay the preferences referenced in Section 2(a) above, each holder of Series D Preferred Stock then outstanding shall be entitled to a per share distribution to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of shares of Junior Preferred Stock, the Series C Preferred Stock or Junior Stock, by reason of their ownership thereof, an amount equal to the Original Issue Price, as defined below, paid for such shares of Series D Preferred Stock, plus any declared but unpaid dividends thereon. In the event that the assets of the Corporation available for distribution shall be insufficient to make such per share distributions, all of such assets shall be distributed among the holders of the Series D Preferred Stock in proportion to the full preference such holders would otherwise be entitled to receive;

(c) In the event that the assets of the corporation available for distribution shall exceed the amount necessary to pay the preferences referenced in Section 2(b) above, each holder of Series C Preferred Stock then outstanding shall be entitled to a per share distribution to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of shares of Junior Preferred Stock or Junior Stock, by reason of their ownership thereof, an amount equal to the Original Issue Price, as defined below, paid for such shares of Series C Preferred Stock, plus any declared but unpaid dividends thereon. In the event that the assets of the Corporation available for distribution shall be insufficient to make such per share distributions, all of such assets shall be distributed among the holders of the Series C Preferred Stock in proportion to the full preference such holders would otherwise be entitled to receive;

(d) In the event that the assets of the corporation available for distribution shall equal or exceed the amount necessary to pay the preferences referenced in Section 2(c) above, each holder of Junior Preferred Stock shall be entitled to a per share distribution in an amount equal to the Original Issue Price, as defined below, paid for the Junior Preferred Stock plus any declared but unpaid dividends thereon. In the event that the assets of the Corporation available for distribution shall be insufficient to make such per share distributions, all of such assets shall be distributed among the holders of the Junior Preferred Stock in proportion to the full preference such holders would otherwise be entitled to receive;

(e) In the event that the assets of the Corporation available for distribution shall equal or exceed the amount necessary to pay the preference references in Sections 2(a), 2(b), 2(c) and 2(d) above, the remaining assets shall be distributed next to the holders of the Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Common Stock in a per share distribution in proportion to the respective percentage holdings of all of the Common Stock and such Series Preferred Stock (on an as-converted basis); provided, however, that in no event shall the aggregate proceeds payable to any holder of Series Preferred Stock (other than the Series E Preferred Stock) pursuant to Sections 2(b), 2(c) and 2(d) and this Section 2(e), calculated on an as-converted (Common Stock equivalent) basis (as adjusted for and taking into account any stock splits, consolidations and the like occurring after the Original Issue Date of such series of Series Preferred Stock), exceed:

(i) in the case of the Series A-2 Preferred Stock, $48.00;

(ii) in the case of the Series B Preferred Stock, $48.00;

(iii) in the case of the Series C Preferred Stock, $5.36; and

(iv) in the case of the Series D Preferred Stock, $8.36.

Nothing herein shall, however be deemed to limit the right of any holder of Series Preferred Stock to convert any shares of Series Preferred Stock into shares of Common Stock in accordance with Section 4 and share in such proceeds in accordance with this Section 2(e) and/or Section 4(i).

(f) Deemed Winding Up. For purposes of Sections 2(a)—(e) above, in addition to any liquidation, dissolution, or winding up of the Corporation under applicable law, unless the holders of a majority of the Series Preferred Stock then outstanding vote otherwise, the Corporation shall be deemed to be wound up: (a) in the event of a consolidation, merger or reorganization of the Corporation with or into, or a sale of all or substantially all of the Corporation’s assets, or substantially all of the Corporation’s issued and outstanding share capital, to any other Corporation, or any other entity or person, other than a sale of all or substantially all of the Corporation’s assets to a wholly-owned subsidiary of the Corporation; or (b) in the event of any transaction or series of related transactions in which more than fifty percent (50%) of the outstanding share capital of the Corporation following such transaction or series of related transactions is held by a shareholder or group of shareholders (related contractually or otherwise), that held less than fifty percent (50%) of the outstanding share capital of the Corporation prior to such transaction or series of related transactions (a “Change of Control”). Upon any deemed winding up of the Corporation as described in this Section 2(f), at the closing of the transaction at which the Corporation is deemed for purposes of this Section 2(f) to be wound up, the holders of the Series Preferred Stock shall be paid in cash, securities or a combination thereof, an amount equal to the amount per share which would be payable to the holders of Series Preferred Stock pursuant to Section 2(f) if all consideration being received by the Corporation and its shareholders in connection with such transaction were being distributed in a liquidation of the Corporation. Whenever the distribution provided for in this Section 2(f) shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property, as determined in good faith by the Board of Directors of the Corporation.

(g) In the event of a deemed liquidation event pursuant to Section 2(f) above, if the Corporation does not effect a dissolution of the Corporation under the Delaware General Corporation Law within 90 days after such deemed liquidation event, then (i) the Corporation shall deliver a written notice to each holder of Series Preferred Stock no later than the 90 th day after the deemed liquidation event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Series Preferred Stock, and (ii) if the holders of shares of Series Preferred Stock representing two-thirds of the votes represented by the then outstanding shares of Series Preferred Stock so request in a written instrument delivered to the Corporation not later than 105 days after such deemed liquidation event, the Corporation shall use the consideration received by the Corporation for such deemed liquidation event (net of any liabilities associated with the assets sold, as determined in good faith by the Board of Directors of the Corporation), to the extent legally available therefor (the “Net Proceeds”), to redeem, on the 120th day after such deemed liquidation event (the “Liquidation Redemption Date”), all outstanding shares of Series Preferred Stock at a price per share equal to the maximum amount payable to each holder of Series Preferred Stock pursuant to Sections 2(a) – 2(e) as of the date of the deemed liquidation event (the “Liquidation Redemption Price”), If the Net Proceeds are not sufficient to so redeem all outstanding shares of Series Preferred Stock, the Corporation shall redeem a pro rata portion (based on the relative priorities and aggregate amounts that would have been payable under such Sections 2(a) – 2(e)) of each holder’s shares of Series Preferred Stock out of the Net Proceeds, and where such redemption is limited by lawfully available funds, the Corporation shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. Prior to the distribution or redemption provided for in this Section 2(g), the Corporation shall not expend or dissipate the consideration received for such deemed liquidation event, except to discharge expenses incurred in the ordinary course of business. Any shares of Series A-1 Preferred Stock not redeemed on the Liquidation Redemption Date shall remain outstanding and entitled to all rights and preferences provided herein; provided, however, that such unredeemed shares (otherwise scheduled to be redeemed on such Liquidation Redemption Date) shall be entitled to receive interest accruing daily with respect to the applicable Liquidation Redemption Price at the rate of 8% per annum.

3.	Voting

(a) Subject to Subsection 3(d) below, each holder of outstanding shares of Series Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Class A Common Stock into which the shares of Series Preferred Stock held by such holder are convertible (as adjusted from time to time pursuant to Section 4(d) hereof), at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law, by the provisions of Subsections 3(b) or 3(d) below, or by the provisions establishing any other series of preferred stock, holders of Series Preferred Stock and of any other outstanding series of preferred stock shall vote together with the holders of Class A Common Stock.

(b) Except as otherwise required by law or by the provisions of Subsection 3(d) below, the Corporation shall not take any of the following actions without the written consent or affirmative vote of the holders of at least two-thirds (2/3) in interest of the then outstanding shares of Series Preferred Stock, given in writing or by vote, in person or by proxy, at a meeting, consenting or voting (as the case may be) separately as a class (provided, however, that the actions described in Subsection 3(b)(i) below shall require the written consent or affirmative vote of other holders of at least a majority of the then outstanding shares of the affected series of Series Preferred if only such series is affected by such action):

(i) amend, alter or repeal preferences, rights, powers or other terms of the Series Preferred Stock so as to affect adversely the Series Preferred Stock. For this purpose, without limiting the generality of the foregoing, and except as provided in Section 5A below, the issuance of any series of Series Preferred Stock which has preference or priority over the Series Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall be deemed to affect adversely the Series Preferred Stock;

(ii) recommend or approve any transaction outside the line of business of the Corporation or any material change or modification in the line of business of the Corporation, from the Corporation’s current field of business;

(iii) sell all or substantially all of the Corporation’s assets or effect a merger or consolidation or any other transaction resulting in the acquisition of a majority of the then outstanding voting stock of the Corporation by another corporation or entity, whether in one transaction or a series of transactions;

(iv) increase or decrease the number of authorized directors on the Board of Directors to a number other than nine (9);

(v) declare or pay any dividend, or make any distribution of cash, shares or other assets of the Corporation;

(vi) except as provided in Section 2(g) above, redeem, purchase or otherwise acquire any share of shares of Preferred Stock or Common Stock; provided however, that this restriction shall not apply: (i) to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, but only to the extent that the amount of such repurchases does not exceed $25,000 in any twelve month period; and (ii) to the acquisition of shares of Series E-2 Preferred Stock or Class B Common Stock in satisfaction of indemnification claims pursuant to the Acquisition Agreement (as defined herein);

(vii) take any action or fail to take any action that would result in the issuance to an unrelated third party by a subsidiary of the Company of any securities of such subsidiary. For purposes of this Section C.3(b)(vii), the term “subsidiary” shall mean any corporation, 50% or more of the outstanding voting stock of which is owned by the Company or by one or more subsidiaries of the Company; or

(viii) increase or decrease the number of authorized shares of Series Preferred Stock.

(c) Except as otherwise required by law, the Corporation shall not amend, alter or repeal the preferences, rights or powers conferred upon the Series D Preferred Stock in Sections 2, 3(c) and 4(d)(vi) without the written consent or affirmative vote of the holders of at least a majority in interest of the then outstanding shares of the Series D Preferred Stock.

(d) Notwithstanding anything to the contrary contained herein, and except as may be required by law, the shares of Series E-2 Preferred Stock shall be non-voting, and shall not be entitled to vote on any matters presented to the stockholders of the Company.

4.	Optional Conversion

The holders of the Series Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Series Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, (i) in the case of the Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E-1 Preferred Stock, into such number of fully paid and nonassessable shares of Class A Common Stock, and (ii) in the case of the Series E-2 Preferred Stock into (A) such number of fully paid and nonassessable shares of Class B Common Stock, or (B) at the option of the holder thereof at any time following registration of the Class A Common Stock pursuant to the Exchange Act, into such number of fully paid and nonassessable shares of Class A Common Stock, each as is determined by dividing the Original Issue Price (as set forth below) by the Conversion Price (as defined below) in effect at the time of conversion. The Conversion Price at which shares of Common Stock shall be deliverable upon conversion of Series Preferred Stock without the payment of additional consideration by the holder thereof (the “Conversion Price”) shall initially be equal to the Original Issue Price of the Series Preferred Stock, except that, as of the date of this Fifth Amended and Restated Certificate of Incorporation, it is understood that the Conversion Price of the Series A Preferred Stock is $0.66, the Conversion Price of the Series A-1 Preferred Stock is $1.00, the Conversion Price of the Series A-2 Preferred Stock is $1.00, the Conversion Price of the Series B Preferred Stock is $8.00, and the Conversion Price of the Series C Preferred Stock is equal to $1.792. The Original Issue Price of Series A Preferred Stock is $1.32, the Original Issue Price of Series A-1 Preferred Stock is $2.00, the Original Issue Price of the Series A-2 Preferred Stock is $2.00, the Original Issue Price of the Series B Preferred Stock is $16.00, the Original Issue Price of the Series C Preferred Stock is $2.64, the Original Issue Price of Series D Preferred Stock is $2.788, and the Original Issue Price of the Series E Preferred Stock is $4.366. The Conversion Price, and the rate at which shares of Series Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. Except as provided in subsection (ii)(B) above or Sections 4(i) and 5(d) below, the Series E-2 Preferred Stock may only be converted into shares of Class B Common Stock.

In the event of a liquidation of the Corporation, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Series Preferred Stock.

(b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series Preferred Stock. In lieu of fractional shares, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price.

(c) Mechanics of Conversion.

(i) In order to convert shares of Series Preferred Stock into shares of Class A Common Stock or Class B Common Stock, as the case may be, the holder shall surrender the certificate or certificates for such shares of Series Preferred Stock at the office of the transfer agent (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Class A Common Stock or Class B Common Stock, as the case may be, to be issued. If required by the Corporation, Certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent or the Corporation shall be the conversion date (“Conversion Date”). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder, or to his nominees, a certificate or certificates for the number of shares of Class A Common Stock or Class B Common Stock, as the case may be, to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

(ii) The Corporation shall at all times during which the Series Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series Preferred Stock, such number of its duly authorized shares of Class A Common Stock and/or Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series Preferred Stock. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Class A Common Stock and/or Class B Common Stock issuable upon conversion of the Series Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Class A Common Stock and Class B Common Stock at such adjusted Conversion Price.

(iii) All shares of Series Preferred Stock, which shall have been surrendered for conversion as herein provided, shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive dividends, notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Class A Common Stock or Class B Common Stock, as the case may be, in exchange therefor. Any shares of Series Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the number of shares of authorized Series Preferred Stock accordingly.

(iv) If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may at the option of any holder tendering Series Preferred Stock for conversion be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series Preferred Stock shall not be deemed to have converted such Series Preferred Stock until immediately prior to the closing of the sale of securities.

(d) Adjustments to Conversion Price for Diluting Issues.

(i) Special Definitions. For purposes of this Subsection 4(d), the following definitions shall apply:

(A) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities (as defined below), excluding rights or options granted to (I) employees, directors or consultants of the Corporation pursuant to an option plan adopted by the Board of Directors (which rights and options shall be deemed to include any options or warrants granted by the Company pursuant to Section 2.3.6 of the Series C Convertible Preferred Stock Purchase Agreement, dated as of September 28, 2001, by and among the Company and the Purchasers listed on Exhibit A thereto, as amended from time to time), and/or (II) service providers to the Corporation pursuant to arrangements approved by the Board of Directors, all of which rights or options shall not be exercisable in the aggregate for more than such number of shares of Common Stock as is approved by the Company’s Board of Directors (which approval must include at least two (2) of the directors designated solely by the holders of Series Preferred Stock pursuant to that certain Fourth Amended and Restated Stockholders Agreement by and among the Company and the parties thereto, dated as of June 29, 2004, as amended from time to time).

(B) “Original Issue Date” shall mean, with respect to each series of Series Preferred Stock, the actual date on which the first share of such series of Series Preferred Stock is or was first issued.

(C) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

(D) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4(d)(iii) below, deemed to be issued) by the Corporation after the Original Issue Date and other than shares of Common Stock issued or issuable under the following circumstances:

(1) as a dividend or distribution on Series Preferred Stock;

(2) by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clause (1);

(3) upon the exercise of options excluded from the definition of “Option” in Subsection 4(d)(i)(A);

(4) upon conversion of shares of Series Preferred Stock (including any adjustment required pursuant to Subsection (d)(vi) herein);

(5) upon the Initial Public Offering of the securities of the Corporation, as set forth in Section 5 below;

(6) to Gustin Partners Ltd. in consideration of executive search services in an amount equal to 5,833 shares of Class A Common Stock;

(7) upon the issuance of shares of Class A Common Stock pursuant to that certain Series C Convertible Preferred Stock Purchase Agreement between the Company and the parties thereto, dated as of September 28, 2001;

(8) upon the exercise of any warrants to purchase Class A Common Stock outstanding as of the Original Issue Date of the Series E Preferred Stock;

(9) upon the issuance of shares of Series C Preferred Stock, Series D Preferred Stock and/or Series E Preferred Stock authorized for issuance as of the Original Issue Date of the Series E Preferred Stock; or

(10) upon the issuance of shares of Class B Common Stock and/or Series E-2 Preferred Stock pursuant to an Acquisition Agreement dated as of May 24, 2004 among the Company, ADC Broadband Access Systems, Inc. and ADC Telecommunications, Inc. (the “Acquisition Agreement”), or upon the issuance or exercise of warrants to purchase shares of Class B Common Stock issued pursuant to related financing arrangements.

(E) “Rights to Acquire Common Stock” (or “Rights”) shall mean all rights issued by the Corporation to acquire common stock, whether by exercise of a warrant, option or similar call or conversion of any existing instruments, in either case for consideration fixed, in amount or by formula, as of the date of issuance.

(ii) No Adjustment of Conversion Price. No adjustment in the number of shares of Common Stock into which the shares of any series of Series Preferred Stock is convertible shall be made, by adjustment in the applicable Conversion Price thereof (a) unless the consideration per share (determined pursuant to Subsection 4(d)(v)) below) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Conversion Price for such series of Series Preferred Stock on the date of, and immediately prior to, the issue of such additional shares or (b) if prior to such issuance, the Corporation receives written notice from the holders of a majority of the then outstanding shares of the affected series of Series Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance of Additional Shares of Common Stock.

(iii) Issue of Securities Deemed Issue of Additional Shares of Common Stock. If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or other Rights to Acquire Common Stock, then for purposes of calculating the adjustment of the Conversion Price of any series of Series Preferred Stock, the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options, Rights or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Subsection 4(d)(v) hereof) of such Additional Shares of Common Stock would be less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A) No further adjustment in the Conversion Price shall be made upon the subsequent issue of shares of Common Stock upon the exercise of such Rights or conversion or exchange of such Convertible Securities;

(B) Upon the expiration or termination of any unexercised Option or Right, the Conversion Price shall be readjusted, and the Additional Shares of Common Stock deemed issued as the result of the original issue of such Option or Right shall not be deemed issued for the purposes of any subsequent adjustment of the Conversion Price; and

(C) In the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option, Right or Convertible Security, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price then in effect shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment that was made upon the issuance of such Option, Right or Convertible Security not exercised or converted prior to such change been made upon the basis of such change, but no further adjustment shall be made for the actual issuance of Common Stock upon the exercise or conversion of any such Option, Right or Convertible Security.

(iv) Adjustment of Conversion Price upon Issuance of Additional Shares of Common Stock. If the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4(d)(iii), but excluding shares issued as a dividend or distribution as provided in Subsection 4(f) or upon a stock split or combination as provided in Subsection 4(e)), without consideration or for a consideration per share less than the applicable Conversion Price of any series of Series Preferred Stock in effect on the date of and immediately prior to such issue, then and in such event, but subject to Section 5A herein, such Conversion Price shall be reduced, concurrently with such issue, (A) in the case of Series C Preferred Stock, Series D Preferred Stock and/or Series E Preferred Stock, to a price equal to the consideration per share received by the Corporation for such Additional Shares of Common Stock as determined pursuant to subsection 4(d)(v) below; or (B) in the case of the Junior Preferred Stock, to a price (calculated to the nearest cent) determined by multiplying the Conversion Price by a fraction, (a) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue (assuming the conversion of Convertible Securities) plus (2) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price; and (b) the denominator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue (assuming the conversion of Convertible Securities) plus (2) the number of such Additional Shares of Common Stock so issued or deemed issued.

(v) Determination of Consideration. For purposes of this Subsection 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property: Such consideration shall:

(1) insofar as it consists of cash, be computed at the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(2) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(3) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors.

(B) Options, Rights and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4(d)(iii), relating to Options, Rights and Convertible Securities, shall be determined by dividing (y) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options, Rights or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options, Rights or the conversion or exchange of such Convertible Securities, by (z) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(vi) Special Adjustment for Series D Preferred Stock. In addition to any other adjustments to the Conversion Price of the Series D Preferred Stock pursuant to this Section 4(d), if (and only if) at the time of a conversion which occurs pursuant to any of Sections 2 (including assumed conversion under Section 2(e)), 4, 5 or 6 hereunder in connection with a liquidation (or deemed liquidation as described in Subsection 2(f)) or a public offering, the Conversion Price of the Series D Preferred Stock does not provide the holders of the Series D Preferred Stock with a Sufficient IRR, the Conversion Price of the Series D Preferred Stock shall be reduced immediately prior to such conversion to the greater of (i) the Series D Floor and (ii) the Conversion Price which would provide the holders of the Series D Preferred Stock with a Sufficient IRR. For the purposes of this section, the following terms shall have the meanings indicated below.

The “Series D Floor” shall be equal to the product of (i) the Series C Preferred Stock Conversion Price and (ii) 1.1.

“Sufficient IRR” shall mean that

(x) in the case of a liquidation (or deemed liquidation event) described in Section 2, the aggregate proceeds payable to each holder of Series D Preferred Stock upon consummation of such transaction provides such holder with proceeds equal to two (2) times the Original Issue Price, or

(y) in the case of a registered public offering, the value of each share of Series D Preferred Stock (as such may be converted in such public offering) equals two (2) times the Original Issue Price.

The value of one share of Class A Common Stock received upon conversion shall be, in the case of a conversion triggered by a public offering, the initial public offering price per share (without deduction for underwriting fees, commissions or discounts), and the value of one share of Series D Preferred Stock shall be, in the case of a merger or other proposed transaction where the consideration to be received for each share has a readily ascertainable market value, such market value, and in any other instance (including without limitation a merger or other transaction where some or all of the proposed consideration does not have a readily ascertainable market value), the fair value determined in good faith by the Corporation’s Board of Directors, All calculations made pursuant to this Subsection 4(d)(vi) shall be made in good faith by the Corporation’s Board of Directors after consultation with the Corporation’s independent public accountants.

(e) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Original Issue Date shall make or issue, a dividend or other distribution payable in Additional Shares of Common Stock, then and in each such event the Conversion Price shall be decreased as of the time of such issuance, by multiplying the Conversion Price by a fraction, (y) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and (z) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution,

(g) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of shares of the Series Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Series Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period given application to all adjustments called for during such period, under this paragraph with respect to the rights of the holders of the Series Preferred Stock.

(h) Adjustment for Reclassification, Exchange, or Substitution. If the Class A Common Stock and/or Class B Common Stock issuable upon the conversion of the Series Preferred Stock shell be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets for below), then and in each such event the holder of each share of Series Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Class A Common Stock or Class B Common Stock, as the case may be, into which such shares of Series Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(i) Adjustment for Merger or Reorganization, etc. In case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation (in each such case only if the holders of Preferred Stock have taken all required action pursuant to the Certificate such that the event is not deemed a winding up as provided by Section 2(f)):

(i) if the surviving entity shall consent in writing to the following provisions, then each share of Series Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Class A Common Stock or Class B Common Stock, as the case may be, of the Corporation deliverable upon conversion of such Series Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 set forth with respect to the rights and interest thereafter of the holders of the Series Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series Preferred Stock; or

(ii) if the surviving entity shall not so consent, then each holder of Preferred Stock may, after receipt of notice specified in subsection (1), elect to convert such Stock into Class A Common Stock or Class B Common Stock, as the case may be, as provided in this Section 4;

provided, however, that for purposes of clause (i), above, the holders of Series E-2 Preferred Stock may elect, at their option, to receive the same kind and amount of shares of stock or other securities or property to which a holder of a like number of shares of Class A Common Stock of the Corporation deliverable upon conversion of such Series E-2 Preferred Stock pursuant to Section 4(a) above would have been entitled upon such consolidation, merger or sale; and, for purposes of clause (ii), above, the holders of Series E-2 Preferred Stock may elect, at their option, to convert their shares of Series E-2 Preferred Stock into such number of shares of Class A Common Stock as would be deliverable upon conversion of such Series E-2 Preferred Stock pursuant to Section 4(a) above.

(j) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series Preferred Stock against impairment.

(k) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder, if any, of Series Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and shall file a copy of such certificate with its corporate records. The Corporation shall, upon the written request at any time of any holder of Series Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (1) such adjustments and readjustments, (2) the Conversion Price then in effect, and (3) the number of shares of Class A Common Stock or Class B Common Stock, as the case may be, and the amount, if any, of other property which then would be received upon the conversion of Series Preferred Stock. Despite such adjustment or readjustment, the form of each or all Series Preferred Stock Certificates, if the same shall reflect the initial or any subsequent conversion price, need not be changed in order for the adjustments or readjustments to be valued in accordance with the provisions of this Certificate of Incorporation, which shall control.

(1) Notice of Record Date. In the event:

(i) that the Corporation declares a dividend (or any other distribution) on any series of its Common Stock payable in Common Stock or other securities of the Corporation;

(ii) that the Corporation subdivides or combines its outstanding shares of any series of Common Stock;

(iii) of any reclassification of any series of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or

(iv) of the involuntary or voluntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the preferred stock, and shall cause to be mailed to the holders of the Series Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten (10) days prior to the record date specified in (A) below or twenty (20) days before the date specified in (B) below, a notice stating: (A) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend/distribution, subdivision or combination are to be determined, or (B) the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Class A Common Stock or Class B Common Stock of record shall be entitled to exchange their shares of Class A Common Stock or Class B Common Stock, respectively, for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

(m) Notices. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(n) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.

5.	Mandatory Conversion

(a) The Corporation may, at its option, require all (and not less than all) holders of shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock then outstanding to convert their shares of preferred stock into shares of Class A Common Stock, at the then effective conversion rate pursuant to Section 4, at any time on or after the closing of the sale of shares of Class A Common Stock in a fully underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 (or any successor thereto), in which the price paid by the public for such shares of Common Stock reflects a valuation of the Corporation immediately prior to the offering of not less than $80,000,000 (Eighty Million Dollars), and which results in at least $15,000,000 (Fifteen Million Dollars) of net proceeds to the Corporation.

(b) The Corporation may, at its option, require all (and not less than all) holders of shares of Series B Preferred Stock and Series C Preferred Stock then outstanding to convert their shares of preferred stock into shares of Class A Common Stock, at the then effective conversion rate pursuant to Section 4, at any time on or after the closing of the sale of shares of Class A Common Stock in a fully underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 (or any successor thereto), in which the price paid by the public for such shares of Class A Common Stock reflects a valuation of the Corporation immediately prior to the offering of not less than $120,000,000 (One Hundred Twenty Million Dollars), and which results in at least $ 15,000,000 (Fifteen Million Dollars) of net proceeds to the Corporation.

(c) The Corporation may, at its option, require all (and not less than all) holders of shares of Series D Preferred Stock then outstanding to convert their shares of preferred stock into shares of Class A Common Stock, at the then effective conversion rate pursuant to Section 4, at any time on or after the closing of the sale of shares of Class A Common Stock in a fully underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 (or any successor thereto), in which the price paid by the public for such shares of Common Stock reflects a valuation of the Corporation immediately prior to the offering of not less than $150,000,000 (One Hundred Fifty Million Dollars).

(d) The Corporation may, at its option, require all (and not less than all) holders of shares of Series E Preferred Stock (including the Series E-2 Preferred Stock) then outstanding to convert their shares of preferred stock into shares of Class A Common Stock, at the then effective conversion rate pursuant to Section 4, at any time on or after the closing of the sale of shares of Class A Common Stock in a fully underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 (or any successor thereto).

(e) All holders of record of shares of Series Preferred Stock then outstanding will be given at least ten (10) days’ prior written notice of the date fixed and the place designated for mandatory or special conversion of all such shares of Series Preferred Stock pursuant to this Section 5. Such notice will be sent by first class or registered mail, postage prepaid, to each record holder of Series Preferred Stock at such holder’s address last shown on the records of the transfer agent for the Series Preferred Stock (or the records of the Corporation, if it serves as its own transfer agent).

5A.	Special Mandatory Conversion

(a) In the event that any holder of shares of Series E-1 Preferred Stock or Series E-2 Preferred Stock does not participate in a Qualified Financing (as defined below) by purchasing in the aggregate, in such Qualified Financing and within the time period specified by the Corporation; provided that the Corporation has given such holder at least ten (10) days written notice of the Qualified Financing), at least 50% of such holder’s Pro Rata Amount (as defined below), then effective upon, subject to, and concurrently with, the consummation of the Qualified Financing, all shares of Series E-1 Preferred Stock or Series E-2 Preferred Stock, as the case may be, held by such holder shall automatically, and without any further action on the part of such holder, be converted on a share-for-share basis into shares of a newly created series of Preferred Stock (having such number of shares as the Board of Directors may by resolution fix), which newly created series shall be identical in all respects to the Series E-1 Preferred Stock or Series E-2 Preferred Stock

held by such holder, except that the conversion price of such series shall be fixed at the Series E Conversion Price in effect immediately prior to the consummation of the Qualified Financing and shall not be subject to any further adjustment under Section 4(d)(iv) above and except that the terms of the new series may vary from the terms of the Series E-1 Preferred Stock or Series E-2 Preferred Stock, as the case may be, to the extent deemed necessary by the Board of Directors to accomplish the intent of this Section 5A (such new series of Preferred Stock, the “New Preferred Stock”). For purposes of clarification, any shares of New Preferred Stock issued upon conversion of shares of Series E-2 Preferred Stock shall be non-voting. The Board of Directors shall take all necessary actions to designate any such series of New Preferred Stock. For purposes of determining the number of shares of Series E Preferred Stock owned by a holder, and for determining the number of Offered Securities a holder of Series E Preferred Stock has purchased in a Qualified Financing, all shares of Series E Preferred Stock held by Affiliates of such holder shall be aggregated with such holder’s shares and all Offered Securities purchased by Affiliates of such holder shall be aggregated with such holder’s shares and all Offered Securities purchased by Affiliates of such holder shall be aggregated with the Offered Securities purchased by such holder; provided that no shares or securities shall be attributed to more than one entity or person within any such group of affiliated entities or persons). Upon such conversion (a “Special Mandatory Conversion”), any shares of Series E Preferred Stock so converted shall be cancelled and not subject to reissuance.

(b) Upon a Special Mandatory Conversion, each holder of shares of Series E Preferred Stock converted pursuant to Section 5A(a) shall surrender his, her or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of New Preferred Stock to which such holder is entitled pursuant to this Section 5A. All rights with respect to the Series E-1 Preferred Stock or Series E-2 Preferred Stock, as the case may be, converted pursuant to Section 5A(a), including the rights, if any, to receive notices and, if applicable, vote (other than as a holder of New Preferred Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of New Preferred Stock into which such Series E Preferred Stock has been converted, and payment of any declared but unpaid dividends thereon. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the Special Mandatory Conversion and the surrender of the certificate or certificates for Series E Preferred Stock so converted, the Corporation shall cause to be issued and delivered to such holder, or on his, her or its written order, a certificate or certificates for the number of shares of New Preferred Stock issuable on such conversion in accordance with the provisions hereof.

(c) All certificates evidencing shares of Series E Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the time of the Special Mandatory Conversion, be deemed to have been retired and cancelled, and the shares of Series E Preferred Stock converted pursuant to Section 5A(a) represented thereby shall, from and after the time of the Special Mandatory Conversion, be deemed to have been converted into New Preferred Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series E-1 Preferred Stock and/or Series E-2 Preferred Stock accordingly.

(d) In the event that at any time the Special Mandatory Conversion set forth in this Section 5A shall not be effective as to all shares of the Series E Preferred Stock then outstanding, the Board of Directors shall take all necessary actions to designates new series of Preferred Stock (having such distinctive designations and number of shares as the Board of Directors may by resolution fix) on each such subsequent occasion that (i) any Qualified Financing occurs, and (ii) any holder of Series E Preferred Stock does not acquire at least 50% of his, her or its Pro Rata Amount of the Offered Securities then so offered to the holders of the Series E Preferred Stock. Each share of such non-participating holder’s shares of Series E Preferred Stock shall be converted into one share of such newly-created series of Preferred Stock concurrently with the consummation of the subject Qualified Financing. Such new series of Preferred Stock shall be identical in all respects to the holder’s shares of Series E-1 Preferred Stock or Series E-2 Preferred Stock, as the case may be, except with respect to the respective conversion price then in effect, to the New Preferred Stock created pursuant to the provision of Section 5A(a).

(e) For purposes of this Section 5A, the following definitions shall apply:

(i) “Affiliate” shall mean, with respect to any holder of shares of Series E Preferred Stock, any person, entity or firm which, directly or indirectly, controls, is controlled by or is under common control with such holder, including, without limitation, any entity of which the holder is a partner or member, any partner, officer, director, member or employee of such holder and any venture capital fund now or hereafter existing of which the holder is a partner or member which is controlled by or under common control with one or more general partners of such holder or shares the same management company with such holder.

(ii) “Offered Securities” shall mean the equity securities of the Corporation set aside by the Board of Directors for purchase by holders of outstanding shares of Series E Preferred Stock in connection with a Qualified Financing, and offered to such holders.

(iii) “Pro Rata Amount” shall mean, with respect to any holder of Series E Preferred Stock, the lesser of (a) a number of Offered Securities calculated by multiplying the aggregate number of Offered Securities by a fraction, the numerator of which is equal to the number of shares of Series E Preferred Stock owned by such holder, and the denominator of which is equal to the aggregate number of outstanding shares of Series E Preferred Stock, or (b) the maximum number of Offered Securities that such holder is permitted by the Corporation to purchase in such Qualified Financing, after giving effect to any cutbacks or limitations established by the Board of Directors and applied on a pro rata basis to all holders of Series E Preferred Stock.

(iv) “Qualified Financing” shall mean any transaction involving the issuance or sale of equity securities of the Corporation after the Effective Date which would result in the reduction of the Series E Conversion Price pursuant to the terms of this Certificate of Incorporation, unless the holders of two-thirds of the Series E-1 Preferred Stock elect otherwise by written notice given to the Corporation at least 10 days prior to the consummation of the Qualified Financing.

6.	Voluntary Conversion

(a) All outstanding shares of each Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock shall, upon the vote or written consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock, voting together as a single class, be automatically converted into the number of shares of Class A Common Stock into which such series of Series Preferred Stock is then convertible pursuant to paragraph 4(a) hereof, without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent for the Class A Common Stock. Notice hereof shall be given by the Corporation to the holders of such series of Series Preferred Stock within thirty (30) days of such vote or consent. The effective date of conversion hereunder shall be the date specified in the vote causing conversion, or if no such date is specified, the date the vote is taken.

(b) All outstanding shares of each Series B Preferred Stock shall, upon the vote or written consent of the holders of a majority of the then outstanding shares of Series B Preferred Stock, be automatically converted into the number of shares of Class A Common Stock into which such series of Series Preferred Stock is then convertible pursuant to paragraph 4(a) hereof, without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent for the Class A Common Stock, Notice hereof shall be given by the Corporation to the holders of such series of Series Preferred Stock within thirty (30) days of such vote or consent. The effective date of conversion hereunder shall be the date specified in the vote causing conversion, or if no such date is specified, the date the vote is taken.

(c) All outstanding shares of each Series C Preferred Stock shall, upon the vote or written consent of the holders of a majority of the then outstanding shares of Series C Preferred Stock, be automatically converted into the number of shares of Class A Common Stock into which such series of Series Preferred Stock is then convertible pursuant to paragraph 4(a) hereof, without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent for the Class A Common Stock. Notice hereof shall be given by the Corporation to the holders of such series of Series Preferred Stock within thirty (30) days of such vote or consent. The effective date of conversion hereunder shall be the date specified in the vote causing conversion, or if no such date is specified, the date the vote is taken.

(d) All outstanding shares of each Series D Preferred Stock shall, upon the vote or written consent of the holders of a majority of the then outstanding shares of Series D Preferred Stock, be automatically converted into the number of shares of Class A Common Stock into which such series of Series Preferred Stock is then convertible pursuant to paragraph 4(a) hereof, without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent for the Class A Common Stock. Notice hereof shall be given by the Corporation to the holders of such series of Series Preferred Stock within thirty (30) days of such vote or consent. The effective date of conversion hereunder shall be the date specified in the vote causing conversion, or if no such date is specified, the date the vote is taken.

(e) All outstanding shares of each Series E Preferred Stock shall, upon the vote or written consent of the holders of a majority of the then outstanding shares of Series E-1 Preferred Stock, be automatically converted into the number of shares of Class A Common Stock, in the case of the Series E-1 Preferred Stock, and Class B Common Stock in the case of the Series E-2 Preferred Stock, into which such series of Series Preferred Stock is then convertible pursuant to paragraph 4(a) hereof, without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent for the Class A Common Stock and Class B Common Stock. Notice hereof shall be given by the Corporation to the holders of such series of Series Preferred Stock within thirty (30) days of such vote or consent. The effective date of conversion hereunder shall be the date specified in the vote causing conversion, or if no such date is specified, the date the vote is taken.

7.	Sinking Fund

There shall be no sinking fund for the payment of dividends, or liquidation preferences on the Series Preferred Stock.

D.	EFFECT OF CONVERSION OF PREFERRED STOCK AND CLASS B COMMON STOCK

In the event that any outstanding shares of Series Preferred Stock authorized on the date of filing hereof shall be converted pursuant to this Article IV, the Corporation shall promptly upon receipt of such holder’s certificates for shares to be converted or redeemed, issue a new certificate to such holder representing the unconverted or unredeemed shares.

In the event that all of the then outstanding shares of Series Preferred Stock are converted into Common Stock pursuant to this Article IV, all of the then otherwise authorized shares of Series Preferred Stock shall be cancelled and shall not be reissuable by the Corporation. In such event, the Certificate of Incorporation shall be appropriately restated to effect the corresponding reduction in the Corporation’s authorized stock and to remove all references to the Series Preferred Stock.

In the event that all of the then outstanding shares of Class B Common Stock are converted into Class A Common Stock pursuant to this Article IV, all of the then otherwise authorized shares of Class B Common Stock shall automatically become authorized shares of Class A Common Stock and all authorized or outstanding shares of Class A Common Stock shall thereafter be referred to as “Common Stock.”

ARTICLE V

The Corporation is to have perpetual existence.

ARTICLE VI

1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

2. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend, alter or repeal the Bylaws of the Corporation. The affirmative vote of at least a majority of the Board of Directors then in office shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Corporation’s Bylaws. The Corporation’s Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Corporation in accordance with the Bylaws. No Bylaw hereafter legally amended, altered or repealed shall invalidate any prior act of the directors or officers of the Corporation that would have been valid if such Bylaw had not been amended, altered or repealed.

3. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

4. No stockholder shall be permitted to cumulate votes at any election of directors.

5. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any action by written consent by such stockholders.

6. Subject to the rights of holders of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances, the number of directors that constitute the whole Board of Directors shall be fixed exclusively in the manner designated in the Bylaws of the Corporation.

7. The directors of the Corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The Board of Directors may assign members of the Board of Directors already in office to such classes at the time such classification becomes effective. The term of office of the initial Class I directors shall expire at the first regularly-scheduled annual meeting of the stockholders following the Effective Date (as defined below), the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the Effective Date (as defined below), and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the Effective Date (as defined below). At each annual meeting of stockholders, commencing with the first regularly-scheduled annual meeting of stockholders following the Effective Date (as defined below), each of the successors elected to replace the directors of a Class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified.

8. The provisions contained in Sections 4 though 7 of this Article VI shall become effective only upon the effective date of a registration statement filed by the Corporation pursuant to the Securities Act of 1933, as amended, in connection with the initial public offering of the Corporation’s common stock (the “Effective Date”).

ARTICLE VII

1. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated to the fullest extent permitted by the DGCL, as so amended.

2. The Corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.

3. The Corporation shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

4. Neither any amendment or repeal of any Section of this Article VII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII

Any director may be removed from the Board of Directors by the stockholders of the corporation only for cause, and in such case only by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of capital stock of the corporation then entitled to vote in the election of directors. Vacancies occurring on the Board of Directors for any reason and newly created directorships, resulting from an increase in the authorized number of directors may be filled only by a vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be duly elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE IX

The Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article IX, Article V, Article VI, Article VII or Article VIII.

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IN WITNESS WHEREOF, the Corporation has caused this Fifth Amended and Restated Certificate of Incorporation to be signed by the undersigned duly authorized officer of the Corporation, on March 8, 2007.

By:	/S/ AMIR BASSAN-ESKENAZI
Amir Bassan-Eskenazi
President and Chief Executive Officer